Exhibit 10.1
Key Employee Agreement
This Key Employee Agreement (“Agreement”) is entered into effective _______________ (the “Effective Date”) by and between Graco Inc., a Minnesota corporation (the “Company”), and ________________________, a resident of Minnesota (“Executive”).
Background
A.    The Company desires [For Executives with an existing KEA or current employee receiving a KEA, include: to continue] to employ Executive in accordance with the terms and conditions stated in this Agreement.
B.    [For Executives with an existing KEA: The Company and Executive are parties to a key employee agreement dated «Date» (the “Prior Agreement”), which the parties desire to amend and restate in its entirety as set forth in this Agreement.]
C.    Executive [For Executives with an existing KEA: is] [For any Executive without an existing KEA: will be] a key member of the management of the Company and is expected [For Executives with an existing KEA or current employee receiving a KEA, include: to continue] to devote substantial skill and effort to the affairs of the Company, and the Company desires to recognize the significant personal contribution that Executive [For Executives with an existing KEA include: makes and] is expected [For Executives with an existing KEA or current employee receiving a KEA, include: to continue] to make to further the best interests of the Company and its shareholders.
D.    It is desirable and in the best interests of the Company and its shareholders [For Executives with an existing KEA or current employee receiving a KEA, include: to continue] to obtain the benefits of Executive’s services and attention to the affairs of the Company.
E.    It is desirable and in the best interests of the Company and its shareholders to provide inducement for Executive (1) to remain in the service of the Company in the event of any proposed or anticipated change of control of the Company and (2) to remain in the service of the Company in order to facilitate an orderly transition in the event of a change of control of the Company.
F.    It is desirable and in the best interests of the Company and its shareholders that Executive be in a position to make judgments and advise the Company with respect to proposed changes of control of the Company without regard to the possibility that Executive’s employment may be terminated without compensation in the event of certain changes of control of the Company.
G.    Executive will [For Executives with an existing KEA or current employee receiving a KEA, include: continue to] have access to confidential, proprietary and trade secret information of the Company. It is desirable and in the best interests of the Company and its shareholders to protect confidential, proprietary and trade secret information of the Company, to prevent unfair competition by former executives of the Company following separation of their employment with the Company and to secure cooperation from former executives with respect to matters related to their employment with the Company.
H.    It is desirable and in the best interests of the Company and its shareholders to obtain certain commitments from Executive with respect to Executive’s service with the Company and compliance with Company policies, and to facilitate a smooth transition upon separation from service and to provide for releases of claims from former executives.
Agreement
In consideration of the foregoing premises and the respective agreements of the Company and Executive set forth below, the Company and Executive, intending to be legally bound, agree as follows:

1.    Definitions. The capitalized terms used in this Agreement shall have the following meanings:
(a)    “Annual Compensation” means the sum of (i) Executive’s annual base salary in effect as of the Termination Date, plus (ii) Executive’s target bonus award that would have been payable to Executive under the Annual Bonus Plan described in Section 3(b) for the annual performance period in which the Termination Date occurs, as if all performance targets have been met.
(b)    “Board” means the Board of Directors of the Company, or any authorized committee of the Board of Directors of the Company.
(c)    “Cause” means:
(i)    Executive’s conviction or guilty or no contest plea to any felony or other criminal act involving moral turpitude;
(ii)    gross misconduct or any act of fraud, disloyalty or dishonesty by Executive related to or connected with Executive’s employment by the Company or otherwise likely to cause material harm to the Company or its reputation;
(iii)    a willful and material violation by Executive of the Company’s written policies or codes of conduct, including without limitation policies relating to business ethics, conflict of interest, non-discrimination, confidentiality and protection of trade secrets, and insider trading;
(iv)    wrongful appropriation by Executive of Company funds or property or other material breach of Executive’s fiduciary duties to the Company; or
(v)    the willful and material breach of this Agreement by Executive.
(d)    A “Change of Control” means:
(i)    an acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934), (a “Person”), of beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) which, together with other acquisitions by such Person, results in the aggregate beneficial ownership by such Person of 30% or more of either
(A)    the then outstanding shares of Common Stock of the Company (the “Outstanding Company Common Stock”) or
(B)    the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”);
provided, however, that the following acquisitions will not result in a Change of Control:
(1)    an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company,
(2)    an acquisition by Executive or any group that includes Executive, or
(3)    an acquisition by any entity pursuant to a transaction that complies with clauses (A), (B) and (C) of Section 1(d)(iii) below; or
(ii)    Individuals who, as of the date hereof, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of said Board; provided,

however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial membership on the Board occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies by or on behalf of a Person other than the Board; or
(iii)    Consummation of a reorganization, merger or consolidation of the Company with or into another entity or a statutory exchange of Outstanding Company Common Stock or Outstanding Company Voting Securities or sale or other disposition of all or substantially all of the assets of the Company (“Business Combination”); excluding, however, such a Business Combination pursuant to which
(A)    all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, a majority of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or comparable equity interests), as the case may be, of the surviving or acquiring entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction beneficially owns 100% of the outstanding shares of common stock and the combined voting power of the then outstanding voting securities (or comparable equity securities) or all or substantially all of the Company’s assets either directly or indirectly) in substantially the same proportions (as compared to the other holders of the Company’s common stock and voting securities prior to the Business Combination) as their respective ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities,
(B)    no Person (excluding (1) any employee benefit plan (or related trust) sponsored or maintained by the Company or such entity resulting from such Business Combination or any entity controlled by the Company or the entity resulting from such Business Combination, (2) any entity beneficially owning 100% of the outstanding shares of common stock and the combined voting power of the then outstanding voting securities (or comparable equity securities) or all or substantially all of the Company’s assets either directly or indirectly and (3) Executive and any group that includes Executive) beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of common stock (or comparable equity interests) of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities (or comparable equity interests) of such entity, and
(C)    immediately after the Business Combination, a majority of the members of the board of directors (or comparable governors) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
(iv)    approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
(e)    “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.
(f)    “Company” means the Company as defined in the first sentence of this Agreement and any successor to its business and/or assets which assumes or agrees to perform this Agreement by operation of law or otherwise.
(g)    “Disability” means a continuing condition of Executive that has been determined to meet the criteria set forth in the Company’s Long Term Disability Plan, or similar successor plan, to render Executive eligible for long-term disability benefits under said plan, whether or not Executive is in fact covered by such plan.

The determination shall be made by the insurer of the plan or, if Executive is not covered by the plan, by the Company in its sole discretion.
(h)    “Good Reason” means any of the following conditions arising during the Transition Period, without the consent of Executive:
(i)    the assignment to Executive of any duties materially inconsistent in any respect with Executive’s duties, responsibilities or authority, or any other action by the Company which results in a material diminution in such duties, responsibilities or authority, as in effect immediately prior to the Transition Period, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive;
(ii)    any material reduction in Executive’s Annual Compensation, as in effect immediately prior to the Transition Period, other than any such material reduction in Executive’s Annual Compensation that is consistent with any across-the-board reductions in annual base salaries and/or target bonuses for all senior executives of the Company;
(iii)    the Company requiring Executive to be based at any office or location more than 50 miles from the location at which Executive was based immediately prior to the Transition Period or the Company requiring Executive to travel on Company business to a substantially greater extent than required immediately prior to the Transition Period; or
(iv)    any failure by the Company to comply with and satisfy Section 13(c) of this Agreement;
provided, however, that “Good Reason” shall not exist unless Executive has first provided written notice to the Company detailing one or more of the conditions under clauses (i) through (iv) above within thirty (30) calendar days after Executive’s actual knowledge of the initial occurrence of such alleged Good Reason event, and such condition is not remedied by the Company within thirty (30) calendar days after the Company’s receipt of written notice from Executive, and the Termination Date as a result of such event occurs within ten (10) calendar days after the expiration of the Company’s cure period. For purposes of this Good Reason definition, a notice shall be sufficient if it is transmitted by facsimile or email to the Board and if it provides a general indication of the nature of the asserted acts, omissions, breach or breaches triggering “Good Reason.”
(i)    “Restricted Period” means [For the CEO: the period commencing on the Effective Date and continuing during Executive’s employment with the Company or any Subsidiary and for twenty-four (24) months after the Termination Date, whether such termination is with or without Cause, is at the instance of Executive or the Company or occurs before or after expiration of the Term.] [For all Executives other than the CEO: the period commencing on the Effective Date and continuing during Executive’s employment with the Company or any Subsidiary and for twelve (12) months after the Termination Date, whether such termination is with or without Cause, is at the instance of Executive or the Company or occurs before or after expiration of the Term; provided, however, (i) that in the event that Executive is entitled to payments under Section 9(a) and has satisfied the conditions in Section 12, then the Restricted Period for purposes of Sections 7(a), (b) and (c) shall continue during Executive’s employment with the Company or any Subsidiary and for twelve (12) months after the Termination Date plus each additional month thereafter that the Company in its sole discretion elects to pay Executive additional installments of supplemental separation pay and to provide benefits (if applicable) in the same manner set forth in Sections 9(a)(iii) and 9(a)(v), but ending no later than twenty-four (24) months after the Termination Date, and (ii) that in the event that Executive is entitled to payments under Sections 10(a) and has satisfied the conditions in Section 12, then the Restricted Period for purposes of Sections 7(a), (b) and (c) shall continue during Executive’s employment with the Company or any Subsidiary and for twelve (12) months after the Termination Date.]
(j)    “Subsidiary” means, with respect to the Company, any corporation or other entity that is required to be combined with the Company as a single employer under Code § 414(b) or (c).

(k)    “Term” means the period of Executive’s employment under this Agreement, commencing on the Effective Date and ending on the first (1st) anniversary of the Effective Date, provided that such period shall be automatically extended for successive one (1) year periods unless either party gives written notice of non-renewal to the other party at least six (6) months prior to the expiration of such first (1st) anniversary, or annual renewal, as the case may be, that such party elects not to extend the term of such employment under this Agreement; provided, further, that if a Change of Control occurs prior to the expiration of the Term specified in the preceding clause (including any extension year then in effect), then the Term shall end upon expiration of the Transition Period.
(l)    “Termination Date” means the date of Executive’s “separation from service” (within the meaning of Code § 409A(a)(2)(A)(i)) with the Company and its Subsidiaries, as determined by the Company.
(m)    “Transition Period” means the period commencing at the time a Change of Control first occurs during the Term and ending on the date that is two (2) years thereafter.
2.    Position and Duties. During Executive’s employment under this Agreement, Executive will perform such duties and responsibilities of an executive nature as the Company may assign from time to time. Executive will serve the Company faithfully and to the best of Executive’s ability and will devote Executive’s full working time, attention, and efforts to the business and affairs of the Company. Executive will report to [For the CEO: the Board][For all Executives other than the CEO who report to the CEO: the CEO][For any Executives who do not report to the CEO: the [list Executive’s supervisor]]. Executive will follow and comply with applicable policies and procedures adopted by the Company from time to time, including without limitation policies relating to business ethics, conflict of interest, non-discrimination, confidentiality and protection of trade secrets, and insider trading. Executive will not engage in other employment or other material business activity, except as approved in writing by [For the CEO: the Board][For all Executives other than the CEO who report to the CEO: the CEO][For any Executives who do not report to the CEO: the [list Executive’s supervisor]]. It shall not be a violation of this Agreement for Executive to (i) serve on corporate, civic or charitable boards or committees or (ii) manage personal investments, so long as such activities do not significantly interfere with the performance of Executive’s responsibilities in accordance with this Agreement. Executive hereby represents and confirms that Executive is under no contractual or legal commitments that would prevent Executive from fulfilling Executive’s duties and responsibilities as set forth in this Agreement.
3.    Compensation. During Executive’s employment under this Agreement, Executive will be provided with the following compensation and benefits:
(a)    Base Salary. The Company will pay to Executive for services provided hereunder a base salary at a rate determined from time to time by the Board, which base salary will be paid in accordance with the Company’s normal payroll policies and procedures. The Board will review Executive’s performance on an annual basis and determine any adjustments to Executive’s base salary in its sole discretion.
(b)    Incentive Compensation. Executive will be eligible to participate in an annual cash incentive plan of the Company as designated by the Board, in accordance with the terms and conditions of such plan as may be in effect from time to time (the “Annual Bonus Plan”).
(c)    Employee Benefits. Executive will be entitled to participate in all employee benefit plans and programs generally available to executive employees of the Company, as determined by the Company and to the extent that Executive meets the eligibility requirements for each individual plan or program. Executive’s participation in any plan or program will be subject to the provisions, rules, and regulations of, or applicable to, the plan or program. The Company provides no assurance as to the adoption or continuation of any particular employee benefit plan or program.
(d)    Expenses. The Company will reimburse Executive for all reasonable and necessary out-of-pocket business, travel, and entertainment expenses incurred by Executive in the performance of Executive’s duties and responsibilities to the Company during the Term. Such reimbursement shall be subject to the Company’s normal policies and procedures for expense verification, documentation, and reimbursement; provided, however, that Executive shall submit verification of expenses within forty-five (45) calendar days after the date the expense was incurred, and the Company shall reimburse Executive for such expenses eligible for reimbursement within thirty (30) calendar days thereafter. The right to reimbursement hereunder is not subject to liquidation or exchange for any other benefit, and the amount of expenses eligible for reimbursement in a calendar year shall not affect the expenses eligible for reimbursement in any other calendar year.
4.    Confidential Information. Except as authorized in writing by the Board or as necessary in carrying out Executive’s responsibilities for the Company, Executive will not at any time during or following Executive’s employment with the Company or any Subsidiary divulge, furnish, or make accessible to anyone or use in any way, any confidential, proprietary, or secret knowledge or information of the Company or any Subsidiary that Executive has acquired or will acquire about the Company or any Subsidiary, whether developed by Executive or by others, concerning (i) any trade secrets, (ii) any confidential, proprietary, or secret designs, inventions, discoveries, programs, processes, formulae, plans, devices, or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company or any Subsidiary, (iii) any customer or supplier lists, (iv) any confidential, proprietary, or secret development or research work, (v) any strategic or other business, marketing, or sales plans, systems or techniques, (vi) any financial data or plans, or (vii) any other confidential or proprietary information or secret aspects of the business of the Company or any Subsidiary. Executive acknowledges that the above-described knowledge and information constitute a unique and valuable asset of the Company and represent a substantial investment of time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. Executive will refrain from intentionally committing any acts that would materially reduce, and shall take reasonable steps to protect, the value of such knowledge or information to the Company. The foregoing obligations of confidentiality shall not apply to any knowledge or information that (i) is now or subsequently becomes generally publicly known, other than as a direct or indirect result of the breach by Executive of this Agreement, (ii) is independently made available to Executive in good faith by a third party who has not violated a confidential relationship with the Company or any Subsidiary, or (iii) is required to be disclosed by law or legal process. Executive understands and agrees that Executive’s obligations under this Agreement to maintain the confidentiality of the Company’s confidential information are in addition to any obligations of Executive under applicable statutory or common law. In addition, notwithstanding any other provision of this Agreement, Executive understands that Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of confidential, proprietary, or secret knowledge or information of the Company that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Executive also understands that if Executive files a lawsuit for retaliation by the Company for Executive’s having reported a suspected violation of law, Executive may disclose confidential, proprietary, or secret knowledge or information of the Company to Executive’s attorney and use such information in the court proceeding if Executive files any document containing the information under seal and does not disclose the trade secret, except pursuant to court order.
5.    Ventures. If, during Executive’s employment with the Company, Executive participates in the planning or implementing of any project, program, or venture involving the Company, all rights in such project, program, or venture belong to the Company. Except as approved in writing by the Board, Executive will not be entitled to any interest in any such project, program, or venture or to any commission, finder’s fee, or other compensation in connection therewith. Executive will have no interest, direct or indirect, in any customer or supplier that conducts business with the Company.
6.    Intellectual Property.
(a)    Disclosure and Assignment. As of the Effective Date, Executive hereby transfers and assigns to the Company (or its designee) all right, title, and interest of Executive in and to every idea, concept, invention, and improvement (whether patented, patentable or not) conceived or reduced to practice by Executive whether solely or in collaboration with others while Executive [For Executives with an existing KEA or current employee receiving a KEA, include: has been or] is employed by the Company, and all copyrighted or copyrightable matter created by Executive whether solely or in collaboration with others while Executive [For Executives with an existing KEA or current employee receiving a KEA, include: has been or] is employed by the Company, in each case, that relates to the Company’s or any Subsidiary’s business (collectively, “Creations”). Executive shall communicate promptly and disclose to the Company all information, details, and data pertaining to each Creation, whether or not specifically requested by the Company but in such form as the Company may request. Every copyrightable Creation, regardless of whether copyright protection is sought or preserved by the Company, shall be a “work made for hire” as defined in 17 U.S.C. § 101, and the Company shall own all rights in and to such matter throughout the world, without the payment of any royalty or other consideration to Executive or anyone claiming through Executive.
(b)    Trademarks. All right, title, and interest in and to any and all trademarks, trade names, service marks, and logos adopted, used, or considered for use by the Company or any Subsidiary during Executive’s employment (whether or not developed by Executive) to identify the Company’s business or other goods or services (collectively, the “Marks”), together with the goodwill appurtenant thereto, and all other materials, ideas, or other property conceived, created, developed, adopted, or improved by Executive solely or jointly during Executive’s employment by the Company and relating to its business shall be owned exclusively by the Company. Executive shall not have, and will not claim to have, any right, title, or interest of any kind in or to the Marks or such other property.
(c)    Documentation. Executive shall execute and deliver to the Company such formal transfers and assignments and such other documents as the Company may request to permit the Company (or its designee) to file and prosecute such registration applications and other documents it deems useful to protect or enforce its rights hereunder. Any idea, invention, copyrightable matter, or other property relating to the Company’s or any Subsidiary’s business and disclosed by Executive prior to the first (1st) anniversary of the effective date of Executive’s termination of employment shall be deemed to be governed by the terms of this Section 6 unless proven by Executive to have been first conceived and made after such termination date.
(d)    Non-Applicability. Executive is hereby notified that Section 6(a) does not apply to any invention for which no equipment, supplies, facility, confidential information, or other trade secret information of the Company was used and which was developed entirely on Executive’s own time, unless (1) the invention relates (a) directly to the business of the Company or any Subsidiary or (b) to the Company’s or any Subsidiary’s actual or demonstrably anticipated research or development, or (2) the invention results from any work performed by Executive for the Company.
7.    Noncompetition and Nonsolicitation Covenants. In consideration of the benefits and promises contained in this Agreement, the compensation and benefits provided to Executive in connection with Executive’s employment with the Company, the disclosure to Executive of confidential information, and training and development opportunities provided to Executive in connection with such employment, Executive agrees to the following restrictive covenants.
(a)    Agreement Not to Compete. During the Restricted Period, except with the express written consent of the Board, Executive will not, directly or indirectly, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, investor, stockholder, employee, member of any association, consultant, or otherwise, engage or participate in any Competitive Business. “Competitive Business” means any person, entity or business operation (other than the Company) engaged in, or making plans or actively preparing to engage in, a business (i) that competes with the business then conducted by, or proposed to be conducted by, the Company, including without limitation the design, development, manufacture, marketing or sale of fluid handling systems, products or technology similar to or competitive with the systems, products or technology of the Company, and (ii) that is conducted in the United States or in any other country where the Company is then doing business. Ownership by Executive, as a passive investment, of less than one percent of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 7(a).
(b)    Agreement Not to Hire. During the Restricted Period, Executive will not, directly or indirectly, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, investor, stockholder, employee, member of any association, consultant, or otherwise, hire, engage, or solicit any person who is then an employee of the Company or who was an employee of the Company at any time during the six month period immediately preceding Executive’s termination of employment.
(c)    Agreement Not to Solicit. During the Restricted Period, Executive will not, directly or indirectly, in any manner or capacity including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant, or otherwise, solicit, request, advise, or induce any current or potential customer, supplier, vendor or other business contact of the Company to cancel, curtail, or otherwise change its relationship adversely to the Company, or interfere in any manner with the relationship between the Company and any of its customers, suppliers, vendors or other business contacts.
(d)    Modification. If the duration of, the scope of, or any business activity covered by, any provision of this Section 7 exceeds that which is valid and enforceable under applicable law, such provision will be construed to cover only that duration, scope, or activity that is determined to be valid and enforceable. Executive hereby acknowledges that this Section 7 will be construed so that its provisions are valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable law.
(e)    No Adequate Remedy at Law. Executive hereby acknowledges that the provisions of this Section 7 are reasonable and necessary to protect the legitimate interests of the Company and that any violation of this Section 7 by Executive will cause substantial and irreparable harm to the Company to such an extent that monetary damages alone would be an inadequate remedy therefor. Accordingly, in the event of any actual or threatened breach of any such provisions, the Company will, in addition to any other remedies it may have, be entitled to injunctive and other equitable relief to enforce such provisions, and such relief may be granted without the necessity of proving actual monetary damages.
8.    Termination of Employment. Executive’s employment with the Company under this Agreement is at will and may be terminated by either party for any or no reason, subject to the obligations of the parties provided for in this Agreement.
9.    Payments Upon Termination of Employment Prior To a Change of Control.
(a)    Involuntary Termination Without Cause Prior To a Change of Control. If Executive’s Termination Date occurs during the Term and prior to any Change of Control, and if such termination is involuntary at the initiative of the Company without Cause, then, in addition to such base salary that has been earned but not paid to Executive as of the Termination Date, the Company shall provide to Executive the severance payments set forth in this Section 9(a), subject to the conditions in Section 12:
(i)    Separation Pay. The Company shall pay to Executive an amount equal to one-half (½) times Executive’s Annual Compensation, but in no event shall such amount paid under this Section 9(a)(i) exceed the lesser of:
(A)    two (2) times the limit of compensation set forth in Section 401(a)(17) of the Code as in effect for the year in which the Termination Date occurs; or
(B)    two (2) times Executive’s annualized compensation based upon the annual rate of pay for services to the Company for the calendar year prior to the calendar year in which the Termination Date occurs (adjusted for any increase during that year that was expected to continue indefinitely if Executive had not separated from service).
Such separation pay shall be paid to Executive in substantially equal installments, commencing on the first regular payroll date of the Company that occurs following the Termination Date and continuing for six (6) months, provided that Executive has satisfied the conditions set forth in Section 12. The Company and Executive intend the payments under this Section 9(a)(i) to be a “separation pay plan due to involuntary separation from service” under Treas. Reg. § 1.409A-1(b)(9)(iii).

(ii)    Make-up Payment. In the event that Executive’s separation pay under Section 9(a)(i) above is limited by application of clause (A) or (B) thereof, then the Company shall make an additional lump sum payment to Executive equal to the difference between (x) one-half times Executive’s Annual Compensation and (y) the amount paid to Executive under Section 9(a)(i). Such payment shall be paid to Executive in a lump sum on the first regular payroll date of the Company to occur following the date that is six (6) months after the Termination Date, provided that Executive has satisfied the conditions set forth in Section 12.
(iii)    Supplemental Separation Pay. The Company shall pay to Executive an additional amount equal to [For the CEO: one and one-half (1 ½)] [For all Executives other than the CEO: one-half (½)] times Executive’s Annual Compensation. Such supplemental separation pay shall be paid to Executive in [For the CEO: eighteen (18)] [For all Executives other than the CEO: six (6)] substantially equal installments, commencing on the first regular payroll date of the Company that occurs following the completion of all payments under Sections 9(a)(i) and 9(a)(ii) and continuing for [For the CEO: eighteen (18)] [For all Executives other than the CEO: six (6)] months immediately thereafter, provided that Executive has satisfied the conditions set forth in Section 12. [For all Executives other than the CEO: Supplemental separation pay may be continued at the same rate for such additional period elected by the Company in its sole discretion, as described in Section 1(i)(i).]
(iv)    Pro-Rated Bonus. If the Termination Date is any day other than the last day of a performance period under the Annual Bonus Plan, then the Company shall pay to Executive an amount equal to a pro rata portion of the award that would have been payable to Executive under the Annual Bonus Plan for such annual performance period had Executive remained employed by the Company until the end of the performance period, based on actual performance results. The pro rata portion shall be calculated based on the number of calendar days during such annual performance period Executive was employed by the Company prior to the Termination Date divided by 365. Any separation pay that may become payable pursuant to this Section 9(a)(iv) shall be paid to Executive on the later of the date that awards for such annual performance period are paid to other participants in the Annual Bonus Plan and the first regular payroll date of the Company to occur following the date that is six (6) months after the Termination Date, provided that Executive has satisfied the conditions set forth in Section 12.
(v)    Continued Benefits. If Executive (and/or Executive’s covered dependents) is eligible for and properly elects to continue group medical, dental and/or life insurance coverage, as in place immediately prior to the Termination Date, the Company shall continue to pay the Company’s portion of any such premiums or costs of coverage (on a benefit by benefit basis) until the earlier of (A) [For the CEO: eighteen (18) months] [For all Executives other than the CEO: twelve (12) months after the Termination Date (or for such additional period elected by the Company in its sole discretion, as described in Section 1(i)(i)(A), up to eighteen (18) months)], or (B) the date Executive (and Executive’s covered dependents) is provided such form of coverage by a subsequent employer. In the event that Executive’s participation in such plans is not possible under any of the applicable plans and laws as then in effect, the Company will purchase coverage reasonably comparable to the coverage provided under the plans provided by the Company, to the extent such coverage is reasonably available, and Executive will cooperate with the Company to obtain the most favorable rate for such coverage for Executive. All such Company-provided medical, dental and/or life insurance premiums, or costs of coverage, shall be paid directly to the insurance carrier or other provider by the Company and Executive shall make arrangements with the Company to pay Executive’s portion of such coverage.
(vi)    Outplacement Services. The Company shall provide to Executive executive-level outplacement services from a provider selected by the Company, consistent with Company policy then in effect for executive officers, for up to one year following the Termination Date.
(b)    Other Termination Prior to a Change of Control. If Executive’s Termination Date occurs during the Term and prior to any Change of Control, and if such termination is:
(i)    by reason of Executive’s abandonment of or resignation from employment for any reason;
(ii)    by reason of termination of Executive’s employment by the Company for Cause;

(iii)    because of Executive’s death or Disability; or
(iv)    upon or following expiration of the Term,
then the Company will pay to Executive, or Executive’s beneficiary or Executive’s estate, as the case may be, such base salary that has been earned but not paid to Executive as of the Termination Date, payable pursuant to the Company’s normal payroll practices and procedures, and such incentive compensation and benefits that have been earned as of the Termination Date, payable to the extent and in the manner provided in the applicable plans or programs, and Executive shall not be entitled to any additional compensation or benefits provided under Section 9 hereof.
10.    Payments Upon Termination of Employment During The Transition Period.
(a)    Payments and Benefits Upon Involuntary Termination Without Cause or Resignation for Good Reason During The Transition Period. If Executive’s Termination Date occurs during the Transition Period, and if such termination is involuntary at the initiative of the Company without Cause or at the initiative of Executive for Good Reason, then, in addition to such base salary and incentive compensation that has been earned but not paid to Executive as of the Termination Date, the Company shall provide to Executive the severance payments set forth in this Section 10(a), subject to the conditions in Section 12:
(i)    Separation Pay. The Company shall pay to Executive an amount equal to [For the CEO: three (3)] [For all Executives other than the CEO: two (2)] times Executive’s Annual Compensation.
(ii)    Pro-Rated Bonus. If the Termination Date is any day other than the last day of a performance period under the Annual Bonus Plan, then the Company shall pay to Executive an amount equal to a pro rata portion of the target award that would have been payable to Executive under the Annual Bonus Plan for the annual performance period in which the Termination Date occurs, as if all performance targets been met. The pro rata portion shall be calculated based on the number of calendar days during such annual performance period Executive was employed by the Company prior to the Termination Date divided by 365.
(iii)    Continued Benefits. If Executive (and/or Executive’s covered dependents) is eligible and properly elects to continue group medical, dental and/or life insurance coverage, as in place immediately prior to the Termination Date, the Company shall continue to pay the Company’s portion of any such premiums or costs of coverage (on a benefit by benefit basis) until the earlier of (A) eighteen (18) months after the Termination Date, or (B) the date Executive (and Executive’s covered dependents) is provided such form of coverage by a subsequent employer. In the event that Executive’s participation in such plans is not possible under any of the applicable plans and laws as then in effect, the Company will purchase coverage reasonably comparable to the coverage provided under the plans provided by the Company, to the extent such coverage is reasonably available, and Executive will cooperate with the Company to obtain the most favorable rate for such coverage for Executive. All such Company-provided medical, dental and/or life insurance premiums, or costs of coverage, shall be paid directly to the insurance carrier or other provider by the Company and Executive shall make arrangements with the Company to pay Executive’s portion of such coverage.
(iv)    Retirement/Restoration Benefits. If Executive is a participant in the Company’s Restoration Plan, the Company shall credit Executive with additional years of service under such plan for purposes of calculating all benefits and rights under such plan, as if Executive had remained employed by the Company for an additional [For the CEO: three (3)] [For all Executives other than the CEO: two (2)] years following the Termination Date.
(b)    Timing and Form of Payments Following a Change of Control.
(i)    Lump Sum Payment. Except as provided in Section 10(b)(ii) below, in the event that Executive is entitled to payments under Section 10(a) above, then any payments to which Executive is entitled under Sections 10(a)(i) or (ii) above shall be paid to Executive in a lump sum on the first regular payroll date of the

Company to occur following the date that is six (6) months after the Termination Date, provided that Executive has satisfied the conditions set forth in Section 12.
(ii)    409A Timing Exceptions. Notwithstanding the provisions of Section 10(b)(i) above, if, as of the Termination Date, the Change of Control does not constitute a change “in the ownership or effective control” of the Company, or “in the ownership of a substantial portion of the assets” of the Company, as such phrases are defined in Section 409A(2)(a)(v) of the Code, then the payments under Section 10(a) shall be made as follows:
(A)    A portion of the amount payable under Section 10(a)(i), such portion equal to the aggregate amounts that would have been payable to Executive pursuant to Sections 9(a)(i), (ii) and (iii) in the event of an involuntary termination prior to a Change of Control, shall be paid to Executive in the same manner and at the same time as if such payments were being made pursuant to Section 9(a)(i), (ii) and (iii) above.
(B)    The remaining portion of the amount payable to Executive under Section 10(a)(i) shall be paid to Executive in substantially equal installments, commencing on the first regular payroll date of the Company that occurs following the completion of all payments under Section 10(b)(ii)(A) and continuing for twelve (12) months.
(C)    The amount payable under Section 10(a)(ii) shall be paid to Executive on the later of the date that awards for the annual performance period during which the Termination Date occurred are paid to other participants in the Annual Bonus Plan and the first regular payroll date of the Company to occur following the date that is six months after the Termination Date.
(c)    Possible Payment Reduction. Notwithstanding any provision to the contrary contained in this Agreement, if the cash payments due and the other benefits to which Executive shall become entitled under Section 10(a), either alone or together with other payments in the nature of compensation to Executive which are contingent on a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company or otherwise, would (i) constitute a “parachute payment” (as defined in Section 280G of the Code or any successor provision thereto) and (ii) be subject to the excise tax imposed by Code Section 4999, then such benefits shall either be: (A) delivered to Executive in full, or (B) delivered to Executive to such lesser extent as would result in no portion of such severance benefits being subject to excise tax under Code Section 4999, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Code Section 4999, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be subject to excise tax under Code Section 4999. Any determination required under this Section 10(c) will be made in writing by an accounting firm selected by the Company or such other person or entity to which the parties mutually agree (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 10(c), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 10(c). The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 10(c). Any reduction in payments and/or benefits required by this Section 10(c) shall occur by first reducing or eliminating the portion of the payments and benefits that are payable in cash and then by reducing or eliminating the non-cash portion of the payments and benefits, in each case in reverse chronological order such that the applicable payment or benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first applicable payment or benefit to be reduced.

(d)    Other Termination Following a Change of Control. If Executive’s Termination Date occurs during the Transition Period or otherwise following a Change of Control, and such termination is:
(i)    by reason of Executive’s abandonment of or resignation from employment for any reason (other than, during the Transition Period, for Good Reason);
(ii)    by reason of termination of Executive’s employment by the Company for Cause;
(iii)    because of Executive’s death or Disability; or
(iv)    upon or following expiration of the Term,
then the Company will pay to Executive, or Executive’s beneficiary or Executive’s estate, as the case may be, such base salary that has been earned but not paid to Executive as of the Termination Date, payable pursuant to the Company’s normal payroll practices and procedures, and such incentive compensation and benefits that have been earned as of the Termination Date, payable to the extent and in the manner as provided in the applicable plans or programs, and Executive shall not be entitled to any additional compensation or benefits provided under Section 10 hereof.
11.    Other Post-Termination Obligations.
(a)    In the event of termination of Executive’s employment, the sole obligation of the Company under this Agreement will be its obligation to make the payments called for by Sections 9 or 10 hereof, as the case may be, and the Company will have no other obligation to Executive or to Executive’s beneficiary or Executive’s estate, except as otherwise provided by law or by the terms of any employee benefit plans or programs, or of any incentive compensation or stock ownership plans, then maintained by the Company in which Executive participates. In no event shall Executive be eligible for payments under both Section 9 and Section 10.
(b)    Immediately upon termination of Executive’s employment with the Company for any reason, Executive will resign all positions then held as a director or officer of the Company and of any Subsidiary, parent or affiliated entity of the Company.
(c)    Upon termination of Executive’s employment with the Company, Executive shall promptly deliver to the Company any and all Company records and any and all Company property in Executive’s possession or under Executive’s control, including without limitation manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, flash drives or other digital storage media, source codes, data, tables or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary or other secret information of the Company and all copies thereof, and keys, access cards, access codes, passwords, credit cards, personal computers, handheld personal computers or other digital devices, telephones and other electronic equipment belonging to the Company.
(d)    Following termination of Executive’s employment with the Company for any reason, Executive will, upon reasonable request of the Company or its designee, cooperate with the Company in connection with the transition of Executive’s duties and responsibilities for the Company; consult with the Company regarding business matters that Executive was directly and substantially involved with while employed by the Company; and be reasonably available, with or without subpoena, to be interviewed, review documents or things, give depositions, testify, or engage in other reasonable activities in connection with any litigation or investigation, with respect to matters that Executive then has or may have knowledge of by virtue of Executive’s employment by or service to the Company or any related entity.
(e)    Executive will not malign, defame or disparage the reputation, character, image, products or services of the Company, or the reputation or character of the Company’s directors, officers, employees or agents, provided that nothing in this Section 11(e) shall be construed to limit or restrict Executive from taking any action that Executive in good faith reasonably believes is necessary to fulfill Executive’s fiduciary obligations to the

Company, or from providing truthful information in connection with any legal proceeding, government investigation or other legal matter.
(f)    In the event any payments or benefits become payable to Executive pursuant to Sections 9(a) or 10(a), then such payments or benefits will supersede and replace any other payments or benefits applicable to Executive under this Agreement or any other agreement, plan or program applicable to Executive to the extent that such other agreement, plan or program provides payments or benefits to Executive in the event of involuntary termination at the initiative of the Company without Cause or voluntary termination on the initiative of Executive for Good Reason, and Executive shall be entitled to payments only pursuant to Sections 9(a) or 10(a), as applicable.
12.    Termination Payment Conditions. Notwithstanding anything above to the contrary, the Company will not be obligated to make any payments to Executive under Sections 9(a) or 10(a) hereof unless: (a) Executive has signed a release of claims in favor of the Company and its affiliates and related entities, and their directors, officers, insurers, employees and agents, in a form prescribed by the Company (which release shall not include any claims Executive may have to indemnification or advance of expenses with respect to Executive’s actions as an officer or director of the Company); (b) all applicable rescission periods provided by law for releases of claims shall have expired and Executive has not rescinded the release of claims; and (c) Executive is in strict compliance with the terms of this Agreement as of the dates of such payments.
13.    Successors.
(a)    This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.
(b)    This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
(c)    The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
14.    Miscellaneous.
(a)    Tax Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state and local income and employment taxes as the Company shall determine are required to be withheld pursuant to any applicable law or regulation.
(b)    Section 409A. This Agreement is intended to provide for payments that are exempt from or that satisfy the requirements for deferred compensation under Section 409A of the Code, including of Section 409A(a)(2), (3) and (4) of the Code, including current and future guidance and regulations interpreting such provisions, and should be interpreted accordingly. Specifically, it is intended that any payment or benefit that is provided pursuant to or in connection with this Agreement that is considered to be deferred compensation subject to Section 409A of the Code shall be paid and provided in a manner, and at such time and form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance. It is further intended that any payment or benefit that is provided pursuant to or in connection with this Agreement shall, to the maximum extent permissible under Section 409A of the Code, be exempt from Section 409A of the Code under either (i) the exception for involuntary separation pay to the extent that all payments are payable within the limitations described in Treasury Regulation Section 1.409A-1(b)(9), or (ii) the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4) to the extent that all payments are payable no later than two and a half (2½) months after the end of the first taxable year in which the right to the payment is no longer subject to a substantial risk of forfeiture. For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code.
(c)    Governing Law. All matters relating to the interpretation, construction, application, validity, and enforcement of this Agreement will be governed by the laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule, whether of the State of Minnesota or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Minnesota.
(d)    Jurisdiction and Venue. Executive and the Company consent to jurisdiction of the courts of the State of Minnesota and/or the United States District Court, District of Minnesota, for the purpose of resolving all issues of law, equity, or fact arising out of or in connection with this Agreement. Any action involving claims of a breach of this Agreement must be brought in such courts. Each party consents to personal jurisdiction over such party in the state and/or federal courts of Minnesota and hereby waives any defense of lack of personal jurisdiction. Venue, for the purpose of all such suits, will be in Hennepin County, State of Minnesota.
(e)    Waiver of Jury Trial. To the extent permitted by law, Executive and the Company waive any and all rights to a jury trial with respect to any dispute arising out of or relating to this Agreement.
(f)    Attorneys’ Fees. If any action at law or in equity, including any action for declaratory or injunctive relief, is brought which arises out of this Agreement, or which seeks to enforce or interpret this Agreement or to seek damages for its breach, the prevailing party shall be entitled to recover reasonable attorney fees from the non-prevailing party, which fees may be set by the court or arbitrator in the trial of such action, or may be enforced in a separate action brought for that purpose, and which fees shall be in addition to any other relief which may be awarded.
(g)    Entire Agreement. This Agreement contains the entire agreement of the parties relating to Executive’s employment with the Company and supersedes all prior agreements and understandings with respect to such subject matter[For Executives with an existing KEA include:, including without limitation the Prior Agreement]. The parties hereto have made no agreements, representations, or warranties relating to the subject matter of this Agreement that are not set forth herein.
(h)    No Violation of Other Agreements. Executive hereby represents and agrees that neither (i) Executive’s entering into this Agreement nor (ii) Executive’s carrying out the provisions of this Agreement, will violate any other agreement (oral, written, or other) to which Executive is a party or by which Executive is bound.
(i)    Amendments. No amendment or modification of this Agreement will be effective unless made in writing and signed by the parties hereto.
(j)    Counterparts. This Agreement may be executed by facsimile signature and in any number of counterparts, and such counterparts executed and delivered, each as an original, will constitute but one and the same instrument.
(k)    Severability. Subject to Section 7(d) hereof, to the extent that any portion of any provision of this Agreement is held invalid or unenforceable, it will be considered deleted herefrom and the remainder of such provision and of this Agreement will be unaffected and will continue in full force and effect.
(l)    Survival. The provisions of this Agreement that by their terms or implication extend beyond the Term, including without limitation Sections 4, 5, 6 and 7 of this Agreement, shall survive the termination or expiration of the Term and termination of Executive’s employment with the Company for any reason.
(m)    Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only and will not affect the construction or interpretation of this Agreement or any of the provisions hereof.

(n)    Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when (i) delivered personally; (ii) sent by facsimile or other similar electronic device with confirmation; (iii) delivered by reliable overnight courier; or (iv) three (3) business days after being sent by registered or certified mail, postage prepaid, and in the case of (iii) and (iv) addressed as follows, or to such other address as the party may designate by giving notice hereunder:
If to the Company:
Graco Inc.
88 Eleventh Avenue NE
Minneapolis, MN 55413
Attention: Chairman of the Board
Attention: General Counsel

If to Executive:
Name
Address

Executive and the Company have executed this Agreement effective as of the date set forth in the first paragraph.
GRACO INC.

By: _______________________________________
[Name]
Its: Chairman of the Board

EXECUTIVE

_______________________________________
[Name]